Collins & Aikman

                          Collins & Aikman Corporation
                              701 McCullough Drive
                                 P.O. Box 32665
                              Charlotte, NC 28232


A. Dennis Mahedy                 NEWS RELEASE               (704) 548-2072
Treasurer                                              Fax: (704) 548-2330


                                           Contact: A. Dennis Mahedy
                                                    Treasurer
                                                    (704) 548-2072

                                                    J. Michael Stepp
                                                    Executive Vice President
                                                    & Chief Financial Officer
                                                    (704) 548-2395


                  COLLINS & AIKMAN ACQUIRES GLOBAL AUTOMOTIVE
               FLOOR ACOUSTICS/INSULATION BUSINESS FROM PERSTORP

                      -----------------------------------

                   Adding Facilities of Automotive Acoustics
             Manufacturer Is Major Step in C&A's Drive To Be Global
                  Systems Supplier of Automotive Interior Trim



        Charlotte, North Carolina--December 11, 1996--Collins & Aikman Corporation (NYSE:CKC) today acquired Perstorp AB's automotive supply and related operations in North America, the United Kingdom and Spain for $108.0 million, subject to post-closing adjustment. In addition, Collins & Aikman and Perstorp AB entered into a joint venture agreement relating to Perstorp's automotive components supply facilities in Sweden, Belgium and France. The joint venture, which is subject to Swedish regulatory clearance, is expected to close by year-end.

        In the purchase closed today, Collins & Aikman acquired direct ownership of

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three Perstorp Components facilities in the United States, two in Canada, one in
Mexico, three in the United Kingdom and one in Spain.

        In addition, each of Collins & Aikman and Perstorp will invest $7.5 million in cash and have a 49.9 percent interest in the joint venture, which will be managed by Collins & Aikman. The joint venture will purchase the Perstorp components business in Sweden, Belgium and France for $67 million, comprised of the $15 million equity investment and approximately $52 million of indebtedness. The indebtedness will initially be held by Perstorp but is expected to be refinanced with new bank debt, which Perstorp is arranging. Collins & Aikman will not have any liability for the new bank financing.

        The joint venture agreement includes an option for Collins & Aikman to purchase Perstorp AB's equity interest in the joint venture at a predetermined multiple of future cash flow for a period of three years, after which Perstorp would have a two-year purchase right if Collins & Aikman had not exercised its purchase right.

        Funds for the acquisition completed today were provided by Collins & Aikman's existing revolving credit facility.

        "This transaction is another major step for Collins & Aikman in executing our strategy to become a global systems supplier of automotive interior trim," said Thomas E. Hannah, chief executive officer of Collins & Aikman.

        "Increasingly, auto manufacturers are sourcing floor carpet and acoustical products as a package," Hannah said. "They are also requiring suppliers to provide parts and render engineering support on a global basis. With our top position in automotive carpets in North America and our growing presence in Europe, adding the operations of Perstorp Components will enable us to capitalize powerfully on this sourcing trend, both domestically and internationally."

        Hannah noted that combining Perstorp Components with Collins & Aikman will raise C&A's content per vehicle by $8 in North America and by $18 in Europe.

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Total content will be $90 and $21 respectively. The company's goals are to reach
$100 content per vehicle in the U.S. and $40 in Europe.

        The Perstorp Components operations include three technical centers devoted to automotive acoustics--often called noise, vibration and harshness
(NVH). They are located in Plymouth, Michigan, St. Neots, UK and Vastra Frolunda, Sweden. The Plymouth facility is considered one of the most advanced facilities of its kind in the world.

        The Perstorp Components ten facilities in North America, UK and Spain had estimated combined sales of US $170 million for the fiscal year ended August 31, 1996. The joint venture's facilities in Sweden, Belgium and France had estimated fiscal 1996 sales of $140 million. Perstorp Components' main customers include Chrysler, Ford, General Motors, Mercedes, Nissan, Rover and Volvo.

        In its current European operations, Collins & Aikman maintains a molded carpet plant in Kapfenberg, Austria, which primarily supplies Chrysler's European Minivan and Jeep operations. In May 1995, the company acquired the business of BTR Fatati Limited (now renamed Collins & Aikman Automotive Carpet Products (UK) Ltd.), a UK-based manufacturer of tufted and needle punch carpeting for the European auto market. C&A (UK) supplies the Kapfenberg plant, as well as Toyota, Saab and IBC, a General Motors and Isuzu joint venture.

        Collins & Aikman Corporation is a major supplier of textile and plastic interior trim products and convertible top systems to the North American automotive industry.